Exhibit 99.1

Media Inquiries: Emily Denney Communications (610) 594-3035 emily.denney@westpharma.com	Investors: Michael A. Anderson Vice President and Treasurer (610) 594-3345 michael.anderson@westpharma.com	John Woolford Westwicke Partners (443) 213-0506

West Announces New Organizational Structure

Exton, PA - Jan. 12, 2016 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced a change to its organization and reporting structure that will support the Company in its next phase of growth and development. Beginning in 2016, the company will no longer operate two separate units for its Packaging and Delivery System businesses. West is establishing global Commercial, Operations and Innovation & Technology organizations in order to provide more comprehensive and tailored offerings to its customers across the Company’s rich portfolio of products and services.

“This is an exciting time for West, as we continue to expand our global footprint, grow our integrated drug containment and delivery product offerings, and take steps to optimize our manufacturing network to help our biotech and pharmaceutical customers deliver innovative, new medicines to patients across the globe,” said Eric M. Green, President and Chief Executive Officer. “I am confident that this new organizational structure and the team we have in place to lead it will drive our strategy forward and deliver results for West, our customers and our shareholders.”

The new global Commercial Team at West will drive growth across three markets: Biologics, Generics and Pharma, and will include marketing, sales and contract manufacturing services, as well as technical customer support for West’s full portfolio of offerings. Karen Flynn, Senior Vice President and Chief Commercial Officer, who previously held the position of President, Pharmaceutical Packaging Systems, will lead this organization.

A new global Innovation & Technology Team has been established to create the next generation of products from incubation to the commercial stage, across the packaging, containment and delivery product areas. John Paproski, Senior Vice President and Chief Technology Officer, who previously served as President, Pharmaceutical Delivery Systems, will lead this team.

As announced in October, the Company is accelerating efforts throughout its global supply chain to drive operational excellence to improve service, quality and profitability. The global Operations Team will report directly to Mr. Green.

The remainder of West’s executive leadership team is unchanged:

•	William Federici, Senior Vice President and Chief Financial Officer

•	Annette Favorite, Senior Vice President and Chief Human Resources Officer

•	George Miller, Senior Vice President, General Counsel and Corporate Secretary

More details on the organization and reporting structure will be provided at the Company’s Investor Day, planned for March 10, 2016, in New York, NY.

Separately, the Company also announced today the appointment of Quintin Lai, Ph.D., to Vice President, Corporate Development, Strategy and Investor Relations (IR). Dr. Lai will oversee corporate strategy and investor relations for West and report directly to Mr. Green.

Prior to joining West, Dr. Lai served as Vice President of Investor Relations and Corporate Strategy at Sigma-Aldrich Corporation, where he was responsible for developing a global strategy for that S&P 500 company, as well as creating an industry-leading IR function. From 2002-2012, Dr. Lai served as Managing Director and Senior Equity Research analyst of the Life Science Tools and Diagnostic sector at Robert W. Baird & Company. Dr. Lai also spent eight years as a Senior Research Engineer at Atlantic Richfield (ARCO).

Dr. Lai received a Ph.D. in Chemical Engineering from the University of Wisconsin-Madison, an MBA from the University of Chicago Booth School of Business and a B.S. in Chemical Engineering from the University of Alabama. He is also a CFA charterholder.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2014 sales of $1.42 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "plans," "create," "grow," "continue to expand," "will drive," or "deliver results" or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect West's good faith beliefs, assumptions and expectations, they are not guarantees of future performance and there can be no assurance that the reorganization described in this release will accomplish the intended results. Furthermore, except as required by law, West disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, new information or other changes. Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in periodic reports under the Securities Exchange Act of 1934, as amended, filed by West from time to time with the Securities and Exchange Commission.

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